UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No.  1)*

U.S. Auto Parts Network, Inc.

(Name of Issuer)

Common Stock, par value $0.001 per share

(Title of Class of Securities)

90343C100

(CUSIP Number)

Edward F. Glassmeyer

Oak Management Corporation

901 Main Avenue, Suite 600

Norwalk, CT 06851

(203) 226-8346

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

Copies to:

Charles J. Downey III, Esq.

Finn Dixon & Herling LLP

177 Broad Street – 15th Floor

Stamford, CT  06901-2048

(203) 325-5000

November 6, 2012

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [  ].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.  See Rule 13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 90343C100

13D

1.

NAMES OF REPORTING PERSONS

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Oak Investment Partners XI, Limited Partnership

20-1319065

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [    ]

(b)  [X]

3.

SEC USE ONLY

4.

Source of Funds

WC

5.

Check Box if Disclosure of Legal Proceedings is Required

Pursuant to Items 2(d) or 2(e)

[    ]

6.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

7.  SOLE VOTING POWER

9,333,485 Shares of Common Stock

8.  SHARED VOTING POWER

Not applicable

9. SOLE DISPOSITIVE POWER

9,333,485 Shares of Common Stock

10.  SHARED DISPOSITIVE POWER

Not applicable

11.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

9,333,485 Shares of Common Stock

12.

CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions    [    ]

13.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

30.0%

14.

TYPE OF REPORTING PERSON

PN

CUSIP NO. 90343C100

13D

1.

NAMES OF REPORTING PERSONS

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Oak Associates XI, LLC

20-1319921

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [    ]

(b)  [X]

3.

SEC USE ONLY

4.

Source of Funds

WC

5.

Check Box if Disclosure of Legal Proceedings is Required

Pursuant to Items 2(d) or 2(e)

[    ]

6.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

7.  SOLE VOTING POWER

Not applicable

8.  SHARED VOTING POWER

9,333,485 Shares of Common Stock

9. SOLE DISPOSITIVE POWER

Not applicable

10.  SHARED DISPOSITIVE POWER

9,333,485 Shares of Common Stock

11.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

9,333,485 Shares of Common Stock

12.

CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions    [    ]

13.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

30.0%

14.

TYPE OF REPORTING PERSON

OO-LLC

CUSIP NO. 90343C100

13D

1.

NAMES OF REPORTING PERSONS

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Oak Management Corporation

06-0990851

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [    ]

(b)  [X]

3.

SEC USE ONLY

4.

Source of Funds

WC

5.

Check Box if Disclosure of Legal Proceedings is Required

Pursuant to Items 2(d) or 2(e)

[    ]

6.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

7.  SOLE VOTING POWER

Not applicable

8.  SHARED VOTING POWER

9,333,485 Shares of Common Stock

9. SOLE DISPOSITIVE POWER

Not applicable

10.  SHARED DISPOSITIVE POWER

9,333,485 Shares of Common Stock

11.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

9,333,485 Shares of Common Stock

12.

CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions    [    ]

13.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

30.0%

14.

TYPE OF REPORTING PERSON

CO

CUSIP NO. 90343C100

13D

1.

NAMES OF REPORTING PERSONS

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Bandel L. Carano

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [    ]

(b)  [X]

3.

SEC USE ONLY

4.

Source of Funds

WC

5.

Check Box if Disclosure of Legal Proceedings is Required

Pursuant to Items 2(d) or 2(e)

[    ]

6.

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

7.  SOLE VOTING POWER

0 Shares of Common Stock

8.  SHARED VOTING POWER

9,333,485 Shares of Common Stock

9. SOLE DISPOSITIVE POWER

0 Shares of Common Stock

10.  SHARED DISPOSITIVE POWER

9,333,485 Shares of Common Stock

11.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

9,333,485 Shares of Common Stock

12.

CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions    [    ]

13.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

30.0%

14.

TYPE OF REPORTING PERSON

IN

CUSIP NO. 90343C100

13D

1.

NAMES OF REPORTING PERSONS

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Gerald R. Gallagher

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [    ]

(b)  [X]

3.

SEC USE ONLY

4.

Source of Funds

WC

5.

Check Box if Disclosure of Legal Proceedings is Required

Pursuant to Items 2(d) or 2(e)

[    ]

6.

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

7.  SOLE VOTING POWER

0 Shares of Common Stock

8.  SHARED VOTING POWER

9,333,485 Shares of Common Stock

9.  SOLE DISPOSITIVE POWER

0 Shares of Common Stock

10.  SHARED DISPOSITIVE POWER

9,333,485 Shares of Common Stock

11.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

9,333,485 Shares of Common Stock

12.

CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions    [    ]

13.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

30.0%

14.

TYPE OF REPORTING PERSON

IN

CUSIP NO. 90343C100

13D

1.

NAMES OF REPORTING PERSONS

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Edward F. Glassmeyer

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [    ]

(b)  [X]

3.

SEC USE ONLY

4.

Source of Funds

WC

5.

Check Box if Disclosure of Legal Proceedings is Required

Pursuant to Items 2(d) or 2(e)

[    ]

6.

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

7.  SOLE VOTING POWER

0 Shares of Common Stock

8.  SHARED VOTING POWER

9,333,485 Shares of Common Stock

9. SOLE DISPOSITIVE POWER

0 Shares of Common Stock

10.  SHARED DISPOSITIVE POWER

9,333,485 Shares of Common Stock

11.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

9,333,485 Shares of Common Stock

12.

CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions    [    ]

13.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

30.0%

14.

TYPE OF REPORTING PERSON

IN

CUSIP NO. 90343C100

13D

1.

NAMES OF REPORTING PERSONS

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Fredric W. Harman

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [    ]

(b)  [X]

3.

SEC USE ONLY

4.

Source of Funds

WC

5.

Check Box if Disclosure of Legal Proceedings is Required

Pursuant to Items 2(d) or 2(e)

[    ]

6.

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

7.  SOLE VOTING POWER

0 Shares of Common Stock

8.  SHARED VOTING POWER

9,333,485 Shares of Common Stock

9. SOLE DISPOSITIVE POWER

0 Shares of Common Stock

10.  SHARED DISPOSITIVE POWER

9,333,485 Shares of Common Stock

11.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

9,333,485 Shares of Common Stock

12.

CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions    [    ]

13.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

30.0%

14.

TYPE OF REPORTING PERSON

IN

CUSIP NO. 90343C100

13D

1.

NAMES OF REPORTING PERSONS

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Ann H. Lamont

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [    ]

(b)  [X]

3.

SEC USE ONLY

4.

Source of Funds

WC

5.

Check Box if Disclosure of Legal Proceedings is Required

Pursuant to Items 2(d) or 2(e)

[    ]

6.

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED

BY EACH REPORTING PERSON WITH:

7.  SOLE VOTING POWER

0 Shares of Common Stock

8.  SHARED VOTING POWER

9,333,485 Shares of Common Stock

9. SOLE DISPOSITIVE POWER

0 Shares of Common Stock

10.  SHARED DISPOSITIVE POWER

9,333,485 Shares of Common Stock

11.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

9,333,485 Shares of Common Stock

12.

CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions    [    ]

13.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

30.0%

14.

TYPE OF REPORTING PERSON

IN

Statement on Schedule 13D/A

This Amendment No. 1 to Statement on Schedule 13D (this “Statement”) relates to the beneficial ownership of common stock, par value $0.001 per share (the “Common Stock”), of U.S. Auto Parts Networks, Inc., a Delaware corporation (the “Company”).  This Amendment No. 1 to Statement on Schedule 13D is being filed on behalf of the Reporting Persons and amends and supplements the Statement on Schedule 13D filed by the Reporting Persons on December 9, 2008.

This Amendment No. 1 to Statement on Schedule 13D is being filed solely to reflect lower percentage beneficial ownership due to changes in the aggregate number of shares of Common Stock outstanding, as set forth in Item 5.

ITEM 1.

SECURITY AND ISSUER.

Item 1 is hereby amended and restated in its entirety as follows:

(a)

Name of Issuer

U.S. Auto Parts Network, Inc.

(b)

Address of Issuer’s Principal Executive Officer

16941 Keegan Avenue

Carson, California  90746

(c)

Title and Class of Securities:

Common Stock, par value $0.001

ITEM 2.

IDENTITY AND BACKGROUND.

Item 2(b) is hereby amended and restated in its entirety as follows:

(b)

The principal executive offices of each of the Oak Entities, and the business address of each Managing Member, is c/o Oak Management Corporation, 901 Main Avenue, Norwalk, CT  06851.

ITEM 5.

INTEREST IN SECURITIES OF THE ISSUER.

Items 5(a)-(c) are hereby amended and restated in their entirety as follows:

(a) and (b)

The approximate percentages of shares of Common Stock reported as beneficially owned by the Reporting Persons is based upon 31,128,043 shares of Common Stock outstanding as of October 31, 2012, as reflected in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 6, 2012.

Oak Associates XI is the general partner of Oak Investment Partners XI.  Oak Management is the manager of Oak Investment Partners XI.  Bandel L. Carano, Gerald R. Gallagher, Edward F. Glassmeyer, Fredric W. Harman and Ann H. Lamont are the managing members of the general partner of Oak Investment Partners XI, and, as such, may be deemed to possess shared beneficial ownership of any shares of common stock held by such entities.

Amounts shown as beneficially owned by each of Oak Investment Partners XI, Oak Associates XI, Oak Management, Bandel L. Carano, Gerald R. Gallagher, Edward F. Glassmeyer, Fredric W. Harman and Ann H. Lamont include 9,333,485 shares of Common Stock owned directly by Oak

Investment Partners XI.

Please see Items 7, 8, 9, 10, 11 and 13 of the respective cover sheet for each Reporting Person.

(c)

During the past sixty (60) days, the following transactions, each involving the class of securities reported on hereon, were effectuated:

None.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2013

Entities:

Oak Investment Partners XI, Limited Partnership

Oak Associates XI, LLC

Oak Management Corporation

By:

/s/ Edward F. Glassmeyer

Edward F. Glassmeyer, as

General Partner or

Managing Member or as

Attorney-in-fact for the

above-listed entities

Individuals:

Bandel L. Carano

Gerald R. Gallagher

Edward F. Glassmeyer

Fredric W. Harman

Ann H. Lamont

By:

/s/ Edward F. Glassmeyer

Edward F. Glassmeyer,

Individually and as

Attorney-in-fact for the

above-listed individuals